EXHIBIT 99.1

GEOGLOBAL ANNOUNCES SPUDDING OF SARA-1 WELL

Calgary, Alberta, Canada, September 21, 2012 – GeoGlobal Resources Inc. (“GeoGlobal”) (NYSE MKT: GGR) today announced that at 5:30 pm Israel time on September 20, 2012, the Sara-1 well was spud by GeoGlobal and its partners using the Noble Homer Ferrington semi-submersible drill rig.

The Sara-1 location is 60 kilometers off the coast of Israel, in approximately 1,400 meters of water. The Sara-1 well is planned to be drilled vertically to approximately 4,000 meters TVDSS and is anticipated to take approximately 50 days to drill.

GeoGlobal is the well operator and owns 5% of Sara, ILDC Energy and its affiliates own 41.6%, and its parent company Israel Land Development Company (TASE: ILDC) owns 5%. Modiin Energy LP (TASE: MDIN.L), controlled by Tzahi Sultan and Nochi Danker's IDB Holding Corp. Ltd. (TASE: IDBH), owns 29.2%, IDB directly owns 5.6%, and IPC Oil and Gas Holdings Ltd. (IPC) (TASE: IPC) owns 13.6%.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC. www.geoglobal.com Phone: +1-403-777-9250 Email: info@geoglobal.com	THE EQUICOM GROUP Nick Hurst Phone: +1-403-218-2835 Email: nhurst@equicomgroup.com	DEBBY COMMUNICATIONS Moshe Debby Phone: +1-972-3-5683000 Email: moshe@debby.co.il